For Immediate Release
                                                    Premium Standard Farms, Inc.
                                                         Contact:  Charlie Arnot
                                                                   (816)472-7675

           PSF Group Holdings, Inc. Announces Results for 3rd Quarter

KANSAS CITY, MO, February 11, 2003 - PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported results for its fiscal year 2003 third quarter ended December 28, 2002. The company incurred a net loss of $12.3 million in the third quarter of fiscal 2003 compared to net income of
$1.0 million in the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal 2003 were
$1.3 million compared to $19.6 million in the same period last year.

     "Our third quarter financial results continued to be pressured by market conditions. Average market hog prices for the nine months of fiscal 2003 were
28% below the same period last year. Market prices for the third quarter, historically the lowest quarter of our fiscal year, were 16% below a year ago.
As a result of this cyclical downturn, the domestic swine herd is being liquidated at a rate that should create an improvement in market hog prices in our fiscal year 2004", said John Meyer, Chief Executive Officer of Premium
Standard Farms, Inc.

     Net loss in the first nine months of fiscal 2003 was $27.0 million compared with net income of $26.1 million in the same period last year.

     Net sales for the quarter totaled $154.1 million, down 11.1% from $173.3 million in the comparable period last year. Net sales for the first nine months of fiscal 2003 were $448.9 million, compared to $521.0 million in the same period last year, a decrease of 13.8%. Net sales for the third quarter and first nine months of fiscal 2003 were down due to significantly lower product prices, partially offset by higher volumes.

     Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group
Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United
States. The Company markets fresh pork to discriminating retailers, further processors, and export customers in more than 20 countries. Premium Standard
Farms, Inc. is the nation's second largest pork producer and seventh largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina and Texas.

     This news release contains "forward-looking statements" within the meaning of the federal securities laws. The terms "should," "improvement," and similar expressions made with respect to our earnings and outlook for the future contain some forward-looking information. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety;
the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.

     A copy of the Company's Form 10-Q for the third quarter of fiscal 2003 will be available on the internet at www.psfarms.com.

                   PSF Group Holdings, Inc. and Subsidiaries
         Condensed Consolidated Statements of Operations 13 and 39 weeks ended December 28, 2002 and December 29, 2001
                                   (in 000's)
                                   (Unaudited)

                                                      13 Weeks Ended                39 Weeks Ended
                                                December 28,   December 29,   December 28,   December 29,
                                                    2002          2001            2002            2001
                                               --------------  -------------  -------------  -------------

Net sales                                      $     154,090   $    173,278   $    448,874   $    521,006
Cost of goods sold                                   163,393        162,272        462,818        442,984
                                               --------------  -------------  -------------  -------------
     Gross profit                                     (9,303)        11,006        (13,944)        78,022

Selling, general and administrative expenses           4,530          5,552         13,503         16,796
Other expense (income)                                   215           (348)          (531)          (455)
                                               --------------  -------------  -------------  -------------
     Operating  (loss) income                        (14,048)         5,802        (26,916)        61,681

Interest expense (income):
   Interest expense                                    6,044          5,116         17,434         17,246
   Interest income                                       (38)           (95)          (129)          (363)
                                               --------------  -------------  -------------  -------------
Interest expense, net                                  6,006          5,021         17,305         16,883
                                               --------------  -------------  -------------  -------------
     (Loss) income before income taxes and
            extraordinary items                      (20,054)           781        (44,221)        44,798
     Income tax (benefit) expense                     (7,801)          (247)       (17,202)        17,416
                                               --------------  -------------  -------------  -------------

Net (loss) income before extraordinary items         (12,253)         1,028        (27,019)        27,382

Loss on early extinguishment of debt,
     net of tax                                           -              -              -           1,315
                                               --------------  -------------  -------------  -------------
Net (loss) income                              $     (12,253)  $      1,028   $    (27,019)  $     26,067
                                               ==============  =============  =============  =============

EBITDA Reconciliation

Operating (loss) income                        $     (14,048)  $      5,802   $    (26,916)  $     61,681
   Add Depreciation and amortization                  15,391         13,807         46,134         41,132
                                               --------------  -------------  -------------  -------------
      EBITDA                                   $       1,343   $     19,609   $     19,218   $    102,813
                                               ==============  =============  =============  =============